EX-28.h.1
TRANSFER AGENCY SERVICES AGREEMENT

This Transfer Agency Services Agreement ("Agreement") is entered into as of December 30, 2009 and effective as of February 20, 2010 or such other date as the parties agree in writing ("Effective Date") by and between PNC Global Investment Servicing (U.S.) Inc. (“PNC”), and the investment company listed on the signature page to this Agreement (the “Investment Company”).  Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Appendix A (Appendix A also contains a glossary of defined terms providing the location of all defined terms).

Background

A.           The Investment Company is registered as an open-end management investment company under the 1940 Act.

B.           The Investment Company wishes to retain PNC to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent, or, if applicable, to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each of its Portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, and PNC wishes to furnish such services.  The term "Fund" as used hereinafter in this Agreement means, as applicable, the Investment Company, if no Portfolios are listed on Exhibit A, or the Investment Company and each Portfolio listed on Exhibit A considered in its individual and separate capacity.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1.           Appointment.  The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement.  PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by PNC.

2.           Records; Visits.  The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund's expense.  PNC shall coordinate with the Investment Company’s previous service provider(s) to transfer all Fund records to PNC within a reasonable time of the Effective Date of this Agreement.

3.           Services (to be provided subject to the Service Levels set forth on Exhibit B).

(a)	Transfer Agent, Registrar, Dividend Disbursing Agent and Shareholder Servicing:

(1)           Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)   Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PNC;

(x)	Provide periodic shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services (i.e. establish and maintain broker-dealers on the transfer agency system) as may be agreed upon from time to time;

    (xv)         Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform shareholder transfers and exchanges;

(xvii)	Issue and cancel certificates (when requested in writing by the shareholder); and

(xviii)	Remediation Services, as required; and

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

(2)           Purchase of Shares.  PNC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

(3)           Redemption of Shares. PNC shall process requests to redeem Shares as follows:

(i)
All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund's prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii)
PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)
When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed.  Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)
PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)
When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)
PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(4)           Dividends and Distributions.  Upon receipt by PNC of Written Instructions containing all requisite information that may be reasonably requested by PNC, including payment directions and authorization, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund's prospectus.  If requested by PNC, the Fund shall furnish a certified resolution of the Fund's Board of Directors declaring and authorizing the payment of a dividend or other distribution but PNC shall have no duty to request such.  Issuance of Shares or payment of a dividend or distribution as provided for in this Section 3(a)(4), as well as payments upon redemption as described in sub-Section 3(a)(3), shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.  PNC shall (i) mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 3(a)(4) or this Agreement: (A) PNC's exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to shareholders, and (B) PNC's sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with the first three sentences of this Section 3(a)(4).

(5)           Shareholder Account Services.  PNC may arrange, in accordance with the prospectus:

(i)	for issuance of Shares obtained through:

(A)	Any pre-authorized check plan; and

(B)	Direct purchases through broker wire orders, checks and applications.

(ii)	for a shareholder's:

(A)	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C)	Redemption of Shares from an account with a checkwriting privilege.

(6)           Communications to Shareholders.  Subject to receipt by PNC of timely Written Instructions where appropriate, PNC shall mail all communications by the Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.

(7)           Records.  PNC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

(iv)	Any stop or restraining order placed against a shareholder's account;

(v)	Any correspondence relating to the current maintenance of a shareholder's account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PNC to perform any calculations required by this Agreement.

(8)           Lost or Stolen Certificates.  PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon:

(i)	The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

(9)           Shareholder Inspection of Stock Records.  Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request.  Unless PNC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

(10)           Withdrawal of Shares and Cancellation of Certificates.  Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(11)           Lost Shareholders.

    (A)           PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.  PNC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iv)	preparation and submission of data required under the Lost Shareholder Rule.

    (B)           For purposes of clarification: (i) Section 3(a)(11)(A) does not obligate PNC to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which PNC does not receive or maintain information which would permit it to determine whether the account owner is a "lost securityholder", as that term is defined in the Lost Shareholder Rule; and (ii) Section 3(a)(11)(A) does not obligate PNC to perform any escheat services for any accounts - all escheat responsibilities will remain with each Fund.

(12)           Tax Favored Accounts.

       (A)           Certain definitions:

(i)	"Eligible Assets" means shares of the Fund and such other assets as the Fund and PNC may mutually agree.

(ii)	"Participant" means a natural person who establishes and is the beneficial owner of a Tax Favored Account.

(iii)
"Tax Favored Account" means (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account, (ii) an account in a money purchase or profit sharing plan, (iii) a single participant “k” plan account, or (iv) a Coverdell educational savings accounts, all within the meaning of Sections 408, 401, or 530 of the Code, which is facilitated or sponsored by the Fund or affiliates of the Fund and with respect to which the contributions of Participants are invested solely in Eligible Assets.

(B)           To the extent requested by the Fund, PNC shall provide the following administrative services to Tax Favored Accounts, to the extent a particular administrative service is appropriate to the Tax Favored Account under the Code:

(i)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(ii)	Record method of distribution requested and/or made;

(iii)	Receive and process designation of beneficiary forms requests;

(iv)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(v)
Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Favored Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant's beneficiary, as applicable; and

(vi)	Perform applicable federal withholding and send to the Participant or Participant's beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding.

(C)           To the extent requested by the Fund with respect to particular Tax Favored Accounts: PNC shall provide disclosure documents, custodial agreements, account agreements and forms appropriate for the establishment and administration of the Tax Favored Accounts and PNC shall maintain such materials in compliance with applicable provisions of the Code and the regulations promulgated thereunder.

(D)           PNC shall, at the request of the Fund, arrange for PFPC Trust to serve as custodian for the Tax Favored Accounts (a "Custodied Account").  In consideration for such service, the Fund agrees:

(i)	it will provide sixty (60) days advance written notice to PNC or PFPC Trust and Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund that would result in an involuntary liquidation of Fund Shares in a Custodied Account or would materially affect the Custodied Account, its operation, the rights or obligations of a Participant or the terms or provisions of a Custodied Account ("Material Event"), regardless of whether the Material Event was or was not described in an amendment to the Fund's prospectus or statement of additional information), and reimburse PNC and PFPC for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including without limitation the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate;

(ii)
PFPC Trust may provide materials and communications related to its role as custodian of the Custodied Accounts to Participants and the Fund will coordinate joint mailings of such materials and communications with Fund materials as PNC or PFPC Trust may reasonably requested; and

(iii)
it will, at its cost and expense, at the request of PNC, (aa) appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance ocurs, other than those caused solely by a breach by PNC of this Agreement or its Standard of Care, which constitutes commercially reasonable cause for PFPC Trust to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian, (bb) provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa), and (cc) use its best efforts to facilitate all transfers of Custodied Accounts to such successor or interim custodians.

(E)           In consideration for PNC or PFPC Trust furnishing any one or more of the services provided for in this Section 3(a)(12), whether alone or in combination with others, the Fund shall pay to PNC the related Fees and Reimbursable Expenses as set forth in the Fee Agreement.  The Fund may direct PNC to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Favored Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct PNC or such amounts are not collectable from Participants.

(13)           Print Mail.  The Fund hereby engages PNC as its print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.

(14)           Proxy Advantage.   The Fund hereby engages PNC as its proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.

(b)           Anti-Money Laundering Program Services.

(1)           Anti-Money Laundering.

(A)  To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Fund consistent with the Securities Laws, PNC shall perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows:  PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC's anti-money laundering (“AML”) program or by an outside party, for compliance with PNC's written AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC's AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities.

(B)           PNC shall provide to the Fund on an annual basis: (w) a copy of PNC's written AML policies and procedures; (x) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof; (y) a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PNC personnel.

(C)           Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(D)           PNC agrees to cooperate with, and provide reasonable assistance to, any party designated by the Investment Company to perform the Investment Company’s annual audit of its AML program (“AML Auditor” and “AML Audit”).  The Fund shall provide PNC with at least four (4) weeks’ written notice of any onsite AML Audit.  In connection with any AML Audit, the Fund shall provide PNC a written information request, to which PNC shall be afforded at least two (2) weeks to respond.  The Fund and the AML Auditor shall cooperate with PNC in order to ensure that any request in connection with an AML Audit shall not be unduly burdensome to PNC and that any AML Audit shall not adversely affect PNC’s business operations.

(2)           Foreign Account Due Diligence.

(A)           To assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act ("FFI Regulations"), PNC will do the following:

(i)
Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)
Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)           Report to the Fund about measures taken under (i)-(vii) above.

(B)           Nothing in Section 3(b)(2) shall be construed to require PNC to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C)           Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3)           Customer Identification Program.

(A)           To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act ("CIP Regulations"), PNC will do the following:

(i)
Implement procedures which require that prior to establishing a new account in the Fund PNC obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the "Customer” (defined for purposes of this Agreement as provided in 31 CFR 103.131) associated with the new account.

(ii)
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened.  Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)
If PNC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B)           Nothing in Section 3(b)(3) shall be construed to require PNC to perform any course of conduct that is not required for Fund compliance with the CIP Regulations, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the National Securities Clearing Corporation.

(4)           FinCEN Requests Under USA PATRIOT Act Section 314(a).  The Fund hereby engages PNC to provide certain services as set forth in this subsection (b) with respect to FinCEN Section 314(a) information requests ("Information Requests") received by the Fund. Upon receipt by PNC of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), PNC will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by PNC for quality assurance purposes ("Comparison Results"), will be made available to the Fund in a timely manner.  The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results.  In addition, (i) a potential match involving a tax identification number will be forwarded by PNC to PNC's SAR Service for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, PNC's SAR Service determines that the potential match could constitute a "suspicious activity", as that term is used for purposes of the USA Patriot Act, then PNC's SAR Service will deliver a suspicious activity referral to the Fund and support the Fund in complying with its filing obligations related thereto. "314(a) Procedures" means the procedures adopted from time to time by PNC governing the delivery and processing of Information Requests transmitted by PNC's clients to PNC, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to PNC.

(5)	U.S. Government List Matching Services.

(A)           PNC will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in PNC databases which are maintained for the Fund pursuant to this Agreement ("Fund Data") to "U.S. Government Lists", which is hereby defined to mean the following:

(i)
data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC") and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund ("OFAC Lists");

(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories ("NCCT List") published by the Financial Action Task Force;

(iii)
data promulgated in connection with determinations by the Director (the "Director") of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern ("PMLC Determination"); and

(iv)
data promulgated in connection with any other lists, programs or determinations (A) which PNC determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which PNC and the Fund agree in writing to add to the service described in this subsection (A).

(B)           In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (A) PNC determines that any Fund Data constitutes a "match" with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, PNC:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)
if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)
if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)
"Appropriate List Matching Data" means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by PNC in good faith in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(6)           PNC agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by PNC under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund's cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(7)           For purposes of clarification: All Written Procedures relating to the services performed by PNC pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by PNC shall constitute Confidential Information of PNC, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(8)           This Section 3(b) shall not be construed to impose on PNC any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on PNC to design, develop, implement, administer, or otherwise manage compliance activities of the Fund.

(c)           Red Flags Services.  The Fund hereby engages PNC to perform Red Flags Services as described in Appendix B, which is hereby incorporated by reference into this Agreement as if fully set forth herein.

(d)           SEC Rule 22c-2 Services.  The Fund hereby engages PNC to provide access to, and support for, the Rule 22c-2 System as described in Appendix C, which is hereby incorporated by reference into this Agreement as if fully set forth herein

4.           Confidentiality.

(a)           Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party.  In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a reasonable degree of care.

(b)           Subject to subsections (c) and (d) below, "Confidential Information" means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party's exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) and information and data exchanged between the parties in connection with this Agreement or which becomes known by virtue of activities connected to this Agreement that is (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Investment Company or PNC, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Investment Company or PNC a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, or trade secret, whether or not patentable or copyrightable; and (D) anything designated as confidential.

(c)  Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)           is already known to the receiving party at the time it is obtained;

(ii)           is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)           is released by the protected party to a third party without restriction; or

(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)           Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)           as appropriate in connection with activities contemplated by this Agreement;

(ii)
as required pursuant to a court order, subpoena, governmental or regulatory or self-regulatory authority or agency, law, regulation, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	as requested by a governmental, regulatory or self-regulatory authority or agency or independent third party in connection with an inquiry, examination, audit or other review; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)           Each party agrees not to publicly disseminate Confidential Information or information about a either party's exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement.

(f)           The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.

5.           Privacy.   Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

6.           Cooperation with Accountants.  PNC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.           PNC System.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.  Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System.

8.           Disaster Recovery.  PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment available designed to ensure the continuity of services provided to the Fund..  In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and protect and recover Fund data.  PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC's own intentional misconduct, willful misfeasance, bad faith or  negligence in the performance of its duties obligations pursuant to this Section 8.

9.           Fees and Expenses.

(a)           As compensation for services rendered by PNC during the term of this Agreement, the Fund will pay to PNC such fees and charges (the "Fees") as may be agreed to from time to time in writing by the Fund and PNC (the "Fee Agreement").  In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PNC in the performance of its duties hereunder ("Reimbursable Expenses").

(b)         In connection with cash management accounts that PNC may establish in its own name for the benefit of the Funds at third party institutions, including without limitation institutions that may be an affiliate or client of PNC (a "Third Party Institution") for the purpose of administering the funds received by PNC in the course of performing its services hereunder (“Service Accounts”), the Funds acknowledge that PNC may receive (i) investment earnings from sweeping certain funds in such Service Accounts into investment accounts at Third Party Institutions; and (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i).  On a monthly basis, PNC will offset banking service fees imposed on the Service Accounts by the Third Party Institutions (which are passed to the Fund) with balance credits calculated on average balances held in the Service Accounts without reduction for amounts swept as described in clause (i).  PNC may retain for its own account the investment earnings and balance credits received from Third Party Institutions with respect to the Service Accounts.  PNC may in its discretion use the services of Third Party Institutions in connection with the issuance of redemption and distribution checks and may retain any benefits resulting from such arrangements, including any commission or return on float paid to it for balances transferred from the Service Accounts to the Third Party Institutions.

(c)           The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(d)           No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, PNC's right to receive payment of its fees and charges for services actually performed hereunder, and Fund's obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(e)           To the extent that any service or course of conduct of PNC or PFPC Trust provided hereunder is configured or performed as it is in whole or in part due to the dictates of Shareholder Materials, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, Fund policies or laws, rules or regulations in effect on the Effective Date and due to new or amended provisions of any of the foregoing after the Effective Date PNC or PFPC Trust develops, implements or provides significantly modified, different, or new processes, procedures, resources or functionalities to perform such service or course of conduct or to perform a related new service or course of conduct, PNC shall be entitled to fees appropriate for such processes, procedures, resources or functionalities or as otherwise mutually agreed by the parties.

(f)           While the Fee Agreement sets forth the Fees and certain of the expenses constituting Reimbursable Expenses, PNC's rights hereunder to receive compensation and the reimbursement of expenses from the Fund for services or a course of conduct performed in accordance with the Agreement shall not be diminished to any degree solely due to such fees and reimbursable expenses not being expressly set forth in the Fee Agreement, including by way of illustration and not limitation fees and reimbursable expenses arising from a service or a course of conduct performed pursuant to Non-Standard Instructions and other Fund Communications, in connection with a Response Failure, and responding to Fund Error.

(g)           In the event the Investment Company or any Portfolio of the Investment Company is liquidated, ceases operations, dissolves, reorganizes or merges into another investment company or otherwise winds down operations ("Dissolution Event") and effects a final distribution to shareholders (a "Final Distribution"), the Investment Company and each relevant Portfolio shall be responsible for paying to PNC all fees and reimbursing PNC for all reasonable expenses associated with services to be provided by PNC following the Final Distribution, whether provided pursuant to a specific request of the Investment Company or the Portfolio or provided by PNC due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for the Investment Company or the Portfolio ("Final Expenses").  In connection with the foregoing, the Investment Company or the relevant Portfolio shall (i) notify PNC as promptly as practicable following first approval of the Dissolution Event or any aspect of the Dissolution Event by its Board of Directors or Trustees, as appropriate, and furnish PNC with copies of all materials filed with the SEC or distributed to shareholders related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution all amounts necessary to pay the Final Expenses and shall notify PNC as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.

10.           Instructions.

(a)           Unless the terms of this Agreement or PNC's Written Procedures expressly provide, in the reasonable discretion of PNC, all requisite details and directions for it to take a specific course of conduct, PNC may, prior to engaging in a course of conduct on a particular matter, require the Fund to provide it with Oral Instructions or Written Instructions with respect to the matter.

(b)           Whether received from the Fund in response to a request described in Section 10(a) or otherwise, PNC shall be obligated to act only on "Standard Instructions", which is hereby defined to mean (i) Instructions it receives which direct a course of conduct substantially similar in all material respects to a course of conduct provided for in PNC's Written Procedures, or (ii) if PNC's Written Procedures provide for a particular form of instructions to be used in connection with a matter ("Form"), Instructions it receives on the Form or conforming in all material respects to the Form in the PNC's sole judgment.

(c)           PNC may in its sole discretion decline to follow any course of conduct contained in an Instruction that is not a Standard Instruction (such course of conduct being a "Non-Standard Instruction") for a bona fide legal, commercial or business reason ("Bona Fide Reason"), including by way of example and not limitation the following: (i) the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard, (ii) the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement, (iii) the course of conduct requires a deviation from PNC's Written Procedures, (iv) the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature, (v)  the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement, or (vi) the course of conduct imposes on PNC a risk, liability or obligation not contemplated by this Agreement, including without limitation sanction or criticism of a governmental, regulatory or self-regulatory authority, civil or criminal action, a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry, out-of pocket costs and expenses the Fund does not agree to reimburse, requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement, requires a material increase in required resources, or is reasonably likely to result in a diversion of resources, disruption in established work flows, course of operations or implementation of controls, or (vii) PNC lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iv) and (vi) do not exist.

(d)	Notwithstanding the right reserved to PNC by subsection (c) above:

(i)
PNC may in good faith consider implementing a Non-Standard Instruction if the Fund agrees in a prior written authorization to reimburse PNC for: the costs and expenses incurred in consulting with and obtaining the opinions of other work product of technical specialists, legal counsel or other third party advisors, consultants or professionals reasonably considered by PNC to be appropriate to fully research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction ("External Research"), the costs and expenses associated with utilizing or expanding internal resources to research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction ("Internal Research"), and the fees and charges reasonably established by PNC for performing the Non-Standard Instruction following its implementation.  The Fund may, in place of agreeing to reimburse PNC for the costs of Research, agree in such written authorization to provide PNC at the Fund's cost and expense with all Research reasonably requested by PNC.

(ii)
Following receipt of all requested Research, PNC may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to follow a Non-Standard Instruction if it subsequently receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with reasonable particularity the course of conduct constituting the Non-Standard Instruction.

(iii)
PNC reserves the right following receipt of all External Research and Internal Research and notwithstanding such receipt to continue to decline to perform the Non-Standard Instruction for a Bona Fide Reason.

(e)           PNC will also not be obligated to act on any Instruction with respect to which it has reasonable uncertainty about the meaning of the Instruction or which appears to conflict with another Instruction. PNC will advise the Fund if it has uncertainty about the meaning of an Instruction or if it appears to conflict with another Instruction, but PNC will have no liability for any delay between issuance of the initial Instruction and its receipt of a clarifying Instruction.

(f)           In addition to any other provision of this Agreement that may be applicable to a particular Instruction, PNC may include in a form of instruction constituting a Standard Instruction, in addition to appropriate functional terms and provisions, indemnification terms that are substantially similar in all material respects to indemnification terms of this Agreement and representations and covenants that PNC reasonably believes to be appropriate due to risks, liabilities or obligations incurred by on it by virtue of acting in an agency capacity for the Fund or imposed on it by law, regulation, or governmental, regulatory or self-regulatory authority by virtue of its agency conduct.  In addition, PNC may require third parties who purport to be authorized, or who the Fund indicates has been authorized, to act on behalf of or for the benefit of the Fund in connection with this Agreement to execute an instrument containing indemnification terms, representations and covenants as PNC may reasonably require prior to accepting the authority of the persons to so act or prior to engaging in a course of conduct with them.

(g)           PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, truthfulness or accuracy or lack thereof, or genuineness or lack thereof of any Instruction, direction, notice, instrument or other information or communication from the Fund which PNC reasonably believes to have been given by the Fund ("Fund Communication").  PNC shall have no liability for engaging in a course of conduct in accordance with any of the foregoing provided it otherwise acts in compliance with the Agreement.  PNC shall be entitled to rely upon any Instruction it receives from an Authorized Person or from a person PNC reasonably believes to be an Authorized Person relating to this Agreement. PNC may assume that any Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders.

(h)           PNC may, in its discretion, decline to accept Oral Instructions with respect to a particular matter under this Agreement and may require Written Instructions before engaging in a course of conduct with respect to a particular matter under this Agreement.  In the event PNC accepts Oral Instructions, the Fund agrees as a condition to PNC's acceptance of the Oral Instructions, to deliver to PNC, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the Oral Instructions. In the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to contain terms which confirm the Oral Instructions in all material respects: (i) the validity, authorization and enforceability of the Oral Instructions, all actions, transactions, and conduct occurring as a result of the Oral Instructions, and PNC's ability to rely on the Oral Instructions shall not be abridged, abrogated, nullified or adversely impacted in any manner; and (ii) PNC's memorialization of the Oral Instructions shall be conclusively presumed to be the controlling Written Instructions in the event confirming Written Instructions are never received or are received but fail to confirm the Oral Instructions in all material respects.

(i)           In the event facts, circumstances, or conditions exist or events occur, other than due to a breach by PNC of its Standard of Care, including without limitation situations contemplated by Section 2(e), and PNC reasonably determines that it must take a course of conduct in response to such situation and must receive an Instruction from the Fund to direct its conduct, and PNC so notifies the Fund, and the Fund fails to furnish adequate Instructions or unreasonably delays furnishing adequate Instructions ("Response Failure"):

(i)
PNC will first endeavor to utilize internal resources to determine the appropriate course of conduct in response to the situation but will be entitled, at the Fund's sole cost and expense, to consult with legal counsel or other third parties reasonably determined by PNC to be appropriate to determine the appropriate course of conduct and the Fund will reimburse PNC for out-of-pocket expenses so incurred upon being invoiced for same; and

(ii)
PNC may implement a course of conduct on behalf of the Fund and PNC will have all rights hereunder with respect to such course of conduct as if such course of conduct was taken pursuant to and contained in Written Instructions.  The Fund will pay PNC all fees reasonably charged by PNC, if any, for engaging in the particular course of conduct and reimburse PNC for all reasonably related out-of-pocket expenses incurred upon being invoiced for same.

11.           Limitation of Liability.

(a)           Subject to the terms of this Section 11, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, willful misfeasance, bad faith or negligence with respect to its duties under this Agreement (“Standard of

Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care.

(b)           The aggregate cumulative liability of PNC and its affiliates to the Fund, its affiliates, and any person or entity claiming through the Fund or its affiliates for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to:  (i) this Agreement; (ii) the Administration and Accounting Services Agreement, dated as of December 30, 2009, by and between PNC and the Fund (the “AA Agreement”); the State Filing Services Agreement, dated as of December 30, 2009, by and between PNC and the Fund (the “ClearSky Agreement”); (iv) the FIN 48 Tax Services Agreement, dated as of December 30, 2009, by and between PNC and the Fund (the “FIN 48 Agreement”); and (v) the Custodian Services Agreement, dated as of June 1, 2006, by and between PFPC Trust Company and the Fund (the “Custody Agreement”)(this Agreement, collectively with AA Agreement, ClearSky Agreement, FIN 48 Agreement and Custody Agreement, the “Service Agreements”)) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PNC and its affiliates for services provided pursuant to the Service Agreements during the twenty-four (24) months immediately prior to the date of such Loss (“Liability Cap”).  For the purposes of clarification, in the event a Loss occurs prior to the end of 24 months subsequent to the date of this Agreement, the Liability Cap shall be calculated on a pro forma basis based upon the fees actually paid to PNC and its affiliates pursuant to the Service Agreements prior to the date of the Loss.  For example, in the event a Loss occurs at the end of six (6) months after the Effective Date, and during those six (6) months the Fund paid one million dollars ($1,000,000) to PNC and its affiliates for services pursuant to the Service Agreements, then the Liability Cap shall be four million dollars ($4,000,000).  Notwithstanding anything to the contrary in this Agreement, if any Loss is incurred by the Fund, its affiliates and any person or entity claiming through the Fund or its affiliates that is caused by PNC’s intentional misconduct or willful misfeasance, PNC’s liability shall be limited to the greater of the actual Loss incurred or the Liability Cap.

(c)           PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)           PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine.  PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of counsel. PNC shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e)           NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, IN NO EVENT SHALL PNC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH

ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.  FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 11(e).

(f)           No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against PNC or any of its affiliates more than 36 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

(g)           Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)           This Section 11 shall survive termination of this Agreement.

12.           Indemnification.

(a)           The Fund agrees to indemnify, defend and hold harmless PNC and its affiliates, including specifically and without limitation PFPC Trust Company in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from: (a) conduct of the Fund in connection with activities contemplated by this Agreement, or the conduct of a Fund contractor, subcontractor or prior service provider in connection with providing services to the Fund; (b) conduct of PNC as agent of the Fund not constituting a breach of its Standard of Care; (c) conduct of PNC pursuant to a Fund Communication or in reliance on written legal analysis or advice provided PNC's performance of the conduct shall remain subject to the Standard of Care; (d) a course of conduct taken by PNC pursuant to Section 10(i) due to a Response Failure; and (e) a Fund Error.  PNC shall have no liability to the Fund or any person claiming through the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 12(a) shall survive termination of this Agreement.

(b)           PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates, and the respective directors, trustees, officers, agents and employees of each, from any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from PNC’s breach of its Standard of Care set forth in this Agreement; provided, however, PNC shall have no obligation under this Section 12(b) with respect to any Losses, attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from the Fund’s intentional misconduct, bad faith or negligence.  This Section 12(b) shall survive the termination of this Agreement.

13.           Duration and Termination.

(a)           This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the third (3rd) anniversary of the Effective Date (the “Initial Term”).

(b)
This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Fund or PNC gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice").  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)           If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)           Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PNC terminating this Agreement or terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement or any of such services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”) (in all cases, other than in accordance with Sections 13(b) or (c) above) the following terms shall apply:

(i)
PNC shall, if requested by the Fund, fully cooperate with and make a good faith effort to facilitate a conversion to the Fund’s successor service provider; provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)
Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to PNC an amount equal to one-half of all fees and other amounts (“Early Termination Fee”) calculated as if PNC were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(iii)
The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iv)
For purposes of this Section 13(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund other than the liquidation of a Fund or Portfolio, the deregistration of the Fund or a Portfolio or the merger or reorganization of the Fund or a Portfolio with and into an unaffiliated investment company.

(v)           If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 13(b), the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(vi)
If more than one-third of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement (based on the fair market value as of the date such assets are removed) for any reason other than the liquidation of a Portfolio or deregistration of the Fund or a Portfolio (“Removed Assets”), either as a result of one event or a series of events, and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, PNC’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e)           In the event of termination, all reasonable expenses ("Conversion Expenses") associated with movement of records and materials and conversion thereof to a successor transfer agent ("Conversion Actions") will be borne by the Fund and paid to PNC prior to any such conversion, including without limitation (i) reasonable expenses incurred by PNC associated with de-conversion to a successor service provider, (ii) reasonable expenses associated with the transfer or duplication of records and materials, (iii) reasonable expenses associated with the conversion of records or materials and (iv) reasonable trailing expenses.  In addition, in the event of termination, if PNC continues to perform any Conversion Actions or provides any other services hereunder, beyond any termination date or time specified in any notice or in any other manner, the Fund shall be obligated to pay PNC immediately upon being invoiced therefor, all reasonable Conversion Expenses and all other Fees and Reimbursable Expenses associated with the services PNC continues to provide hereunder during such period.  PNC's performance of any Conversion Actions is conditioned on the prior full performance by the Fund, to PNC's reasonable satisfaction, of its obligations under Section 3(a)(12)(D)(iii).

(f)           Notwithstanding any other provision of this Agreement, PNC may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii)  the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund states in any medium, written, electronic or otherwise, any communication or in any other manner its inability to pay debts as they come due.  PNC may exercise its termination right under this Section 13(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by PNC of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to PNC and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding clause (iii) of Section 19, notice of termination under this Section 13(f) shall be considered given and effective when given, not when received.

14.           Policies and Procedures.

(a)           The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PNC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the performance of the services in effect at the time the services are performed ("Written Procedures"), that PNC may from time to time revise its Written Procedures, and that the Written Procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with the Written Procedures. PNC may embody in its Written Procedures any course of conduct which it reasonably determines is commercially reasonable or consistent with generally accepted industry practices, principles or standards ("Industry Standard") and in making such determination may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances.

(b)           Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur, other than due to a breach by PNC of its Standard of Care, which would require a service to be provided hereunder other than in accordance with PNC's Written Procedures, or if PNC is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Written Procedure in connection with the performance of a service hereunder (collectively, "Exception Services"):

(i)
PNC shall not be obligated to perform any particular Exception Service.  However, PNC may in good faith consider developing and implementing an Exception Service: if the Fund agrees in a prior written authorization to reimburse PNC for all reasonable costs and expenses incurred in consulting with and obtaining the opinions of specialists, legal counsel or other third parties reasonably considered by PNC to be appropriate in light of the Exception Service requested ("Exception Research") and the costs associated with utilizing internal resources to develop and implement the Exception Service, and to pay the fees and charges established by PNC for performing the Exception Service.  The Fund may, in place of agreeing to reimburse PNC for the costs of Exception Research, agree in such written authorization to provide PNC with all Exception Research reasonably requested by PNC at the Fund's cost and expense.

(ii)
Following receipt of all requested Exception Research, PNC may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to provide an Exception Service if it receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with particularity the course of conduct constituting the Exception Service.

(iii)
PNC reserves the right following receipt of all Exception Research and not withstanding such receipt to continue to decline to perform the Exception Service for a bona fide legal, commercial or business reason.

(c)           In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Written Procedure, PNC will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse PNC for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

15.           Notices.  Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 19 shall specify a different address or individual:

(A)
if to PNC, to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware  19809, Attention: Senior Counsel – TA & SubAccounting; and

(B)           if to the Fund, at 5615 Kirby Drive, Suite 518, Houston, TX 77005-2443, Attention: _______________;

(ii)
delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii)           deemed given on the day received by the receiving party.

16.           Amendments.

(a)           This Agreement, or any term thereof, including without limitation the Exhibits and Appendices hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

(b)           Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests that PNC perform some or all of the services provided for in this Agreement for a Portfolio not listed on Exhibit A, as amended, and such Portfolio accepts such services and pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that PNC may terminate such amendment by convenience to this Agreement if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and PNC do not execute an written amendment to Exhibit A on terms mutually acceptable to PNC and the Investment Company in their respective sole discretion. PNC and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

17.           Delegation; Assignment.  PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days' prior written notice of such assignment or delegation and such assignment or delegation does not impair the Fund's receipt of services under this Agreement in any material respect, and any such delegation shall not relieve PNC of its liabilities hereunder.  For the avoidance of doubt, to the extent PNC assigns its rights hereunder, PNC shall remain liable to the Fund, its affiliates and any person or entity claiming through the Fund or its affiliates to the same extent as PNC is liable under Section 11 and Section 12 hereof.  To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.

18.           Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.           Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.	Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and supersedes all prior agreements and understandings relating to such subject matter, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or other Shareholder Materials or to adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. Such approval, if given, shall not constitute a waiver or abridgment of any rights under this Agreement.  The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(d)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)           Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(f)           Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of PFPC Trust or obligations of the Fund to PFPC Trust, and those certain provisions benefitting affiliates of the parties, this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)           No Representations or Warranties.  Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)           Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)           Use of "Fund".  In the event "Fund" as used in this Agreement refers to Portfolios listed on Exhibit A, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios.

 (l)           Additional Fund Adoption.  Notwithstanding anything in this Agreement to the contrary, if PNC is requested orally or in writing to provide services under this Agreement to any additional new class, tier, portfolio or series of an investment company or fund that is a party to this Agreement or any additional investment company or fund ("Additional Fund"), and PNC provides such services under this Agreement to such Additional Fund, then, from the date PNC commences providing such services, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.                                                                                     Bridgeway Funds, Inc.

By:        /s/Michael DeNofrio                                                                                 By: /s/Michael Mulcahy____________

Name:   Michael DeNofrio                                                                                                                      Name: Michael Mulcahy____________

Title:     Executive Vice President                                                                                      Title: President___________________

EXHIBIT A

(Dated: February 20, 2010)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement effective as of February 20, 2010, between PNC Global Investment Servicing (U.S.) Inc. and Bridgeway Funds, Inc.

Portfolios

Aggressive Investors 1 Fund
Aggressive Investors 2 Fund
Ultra-Small Company Fund
Ultra-Small Company Market Fund
Micro-Cap Limited Fund
Small-Cap Growth Fund
Small-Cap Value Fund
Large-Cap Growth Fund
Large-Cap Value Fund
Blue Chip 35 Index Fund
Balanced Fund

EXHIBIT B

PNC has agreed to perform the services described in this Agreement in accordance with the service standards set forth on this Exhibit B.  The parties agree that such service standards may be revised, from time to time, by mutual agreement.

In the event PNC fails to meet a service standard in any particular month, PNC agrees to take appropriate corrective measures within the following month in order to be in compliance with the appropriate standard at the end of such month; provided, however, that the foregoing requirement shall not apply in those instances in which PNC’s failure to meet a service standard was due to circumstances beyond its control.

Transfer Agency & Shareholder Services – Quality Standards
ITEM	STANDARD
Financial Transaction Quality	98% accuracy rate
Non-Financial Transaction Quality	95% accuracy rate
New Account Transaction Quality	95% accuracy rate
Incoming Calls	85% answered in twenty (20) seconds
Abandon Rate	Under 2.5%

Transfer Agency & Shareholder Services – Timeliness Standards
ITEM	STANDARD
Transaction Processing	New accounts (including TOA new accounts)—T
Purchases—T
Exchanges—T
Transfers—T + 2
Redemptions—T
Maintenances—T + 4

Correspondence/Call Outs	Priority calls (financial)—T + 1
Priority letters (financial)—T+4
Non-priority calls—T + 3
Non-priority letters—T + 4
Transfer of Assets letters—T+4

Adjustments	Processing initiated for all items—T
All items quality control—T + 1
Cancel/Rebill—T

Research	Priority items (financial)—R + 2
Non-financial items—R + 3
Other—To be defined based on research material prior transfer agent processes
Print Output	Daily Confirmations—T + 3
Quarterly Statements—T + 5
Year-end Tax Forms—45 days of calendar year-end

These service standards are subject to all of the terms of the Service Agreement.

Days where less than 50% of the nightly information is received prior to 5:00pm EST, the entire day is not figured into any performance calculation.

The required Standard (performance level) associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that Function occurred during the month.

APPENDIX A

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

"1940 Act" means Investment Company Act of 1940, as amended.

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Instructions on behalf of the Fund.  Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by both parties.

"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory.

"Code" means the Internal Revenue Code of 1986, as amended.

"conduct" or "course of conduct" means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

"Fund Error" means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to PNC or PFPC Trust or by other act or omission requiring Remediation.

"Fund Shares" (see "Shares")

"Instructions" means Oral Instructions and Written Instructions considered collectively or individually.

"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations arising out of any Claim

"Loss Date" means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

“Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

"PFPC Trust" means PFPC Trust Company, the parent corporation of PNC, and its lawful successors and assigns.

"Portfolio" means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, class, tier, series or otherwise, listed on Schedule A hereto or included within this Agreement by virtue of the operation of Section 16(b) or 20(l).

"Remediation Services" means the additional services required to be provided hereunder by PNC or PFPC Trust in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended for by the previous conduct.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

"Shareholder Materials" means the Fund's prospectus, statement of additional information and any other materials relating to the Fund provided to Fund shareholders by the Fund.

“Shares” or "Fund Shares" means the shares or other units of beneficial interest of each Fund.

"Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by (A) hand (personally delivery by the Authorized Person), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt, or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.

GLOSSARY OF DEFINED TERMS

Term	Location
1933 Act	Appendix A
1934 Act	Appendix A
1940 Act	Appendix A
314(a) Procedures	§ 3(b)(4)
Additional Fund	§ 20(l)
AML	§ 3(b)(l)
Audit Report	Appendix B, § (b)(iv)
Authorized Person	Appendix A
Appropriate List Matching Data	§ 2(b)(5)(C)
Bona Fide Reason	§ 10(c)
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Change in Control	§ 13(d)(iv)
CIP Regulations	§ 3(b)(3)(A)
Claim	Appendix A
Code	Appendix A
conduct	Appendix A
Confidential Information	§ 4(b)
Comparison Results	§ 3(b)(4)
Controls	Appendix B, § (b)(i)
Conversion Actions	§ 13(e)
Conversion Expenses	§ 13(e)
course of conduct	Appendix A
Covered Account	Appendix B, § (b)(i)(F)
Covered Person	Appendix B, § (b)(i)(D)
Custodian	§ 3(a)(3)(iii)
Customer	§ 3(b)(3)(A)(i)
Custodied Account	§ 3(a)(12)(D)
Data Elements	§ 3(b)(3)(A)(i)
Defaulting Party	§ 13(c)
Direct Account	Appendix B, § (b)(i)(E)
Director	§ 2(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
Early Termination	§ 13(d)
Early Termination Fee	§ 13(d)(ii)
Effective Date	Preamble
Eligible Assets	§ 3(a)(12)(A)(i)
Exception Research	§ 14(b)(i)
Exception Services	§ 14(b)
External Research	§ 10(d)(i)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Form	§ 10(b)
Fund	Background
Fund Communication	§ 10(g)
Fund Data	§ 2(b)(5)(A)
Fund Error	Appendix A
Fund Registry	Appendix B, § (b)(i)(C)
Fund Shares	Appendix A
Identity Theft	Appendix B, § (b)(i)(B)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
Initial Term	§ 13(a)
Instructions	Appendix A
Internal Research	§ 10(d)(i)
Investment Company	Preamble
Loss, Losses	Appendix A
Loss Date	Appendix A
Lost Shareholder Rule	§ 3(a)(11)(A)
NCCT List	§ 2(b)(5)(A)(ii)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)
Non-Standard Instruction	§ 10(c)
OFAC	§ 2(b)(5)(A)(i)
OFAC Lists	§ 2(b)(5)(A)(i)
Oral Instructions	Appendix A
Participants	§ 3(a)(12)(A)(ii)
PFPC Trust	Appendix A
PMLC Determination	§ 2(b)(5)(A)(iii)
PNC	Preamble
Portfolio	Appendix A
Possible Identity Theft	Appendix B, § (b)(iii)
Red Flag	Appendix B, § (b)(i)(A)
Red Flags Requirements	Appendix B, § (c)
Red Flags Section	Appendix B, § (a)
Red Flags Services	Appendix B, § (b)
Registered Owner	Appendix B, § (b)(i)(C)
Reimbursable Expenses	§ 9(a)
Remediation Services	Appendix A
Removed Assets	§ 13(d)(vi)
Renewal Term	§ 13(b)
Response Failure	§ 10(i)
SEC	Appendix A
Securities Laws	Appendix A
Service Accounts	§ 9(b)
Shareholder Materials	Appendix A
Shares	Appendix A
Standard Instructions	§ 10(b)
Standard of Care	§ 11(a)
Tax Favored Account	§ 3(a)(12)(A)(iii)
Third Party Institution	§ 9(b)
U.S. Government Lists	§ 2(b)(5)(A)
Written Instructions	Appendix A
Written Procedures	§ 14(a)

APPENDIX B

Red Flags Services

(a)           The provisions of this Appendix B shall apply in the event the Fund elects to receive Red Flags Services.  Section 3(e) of the Agreement together with this Appendix B is referred to collectively as the "Red Flags Section".

(b)           PNC agrees to provide the Fund with the "Red Flags Services", which is hereby defined to mean the following services:

(i)
PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below).  Such controls, as they may be revised from time to time hereunder, are referred to herein as the "Controls".  Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)
"Red Flag" means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	"Identity Theft" means a fraud committed or attempted using the identifying information of another person without authority.

(C)	"Registered Owner" means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the "Fund Registry").

(D)	"Covered Person" means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E)
"Direct Account" means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F)
"Covered Account" means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(ii)           PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)
PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or a Covered Person ("Possible Identity Theft") and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)           PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the "Audit Report"), and (B) furnish a copy of the Audit Report to the Fund; and

(v)
Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC's continuing compliance with the Controls after the date of the most recent Audit Report.

(c)           The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the "Red Flags Requirements"), the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate under the Red Flags Requirements, and that PNC has given no advice and makes no representations with respect to such matters.  This Red Flags Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section.  The Controls and the Red Flags Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time.  In consideration for the Red Flags Services, the Fund will pay to PNC fee for Red Flags Services as established by PNC from time to time by written notice.  Other than the initial fee which will be payable as of the Effective Date, the Fund will pay PNC any revised fee commencing thirty (30) days after the Fund's receipt of the written notice containing the revised fee.  The Fund will be able to terminate the Red Flags Services within this 30-day period by sending notice of such to PNC but will be considered to have agreed to the revised fee if such notice is not sent.

(d)           Notwithstanding any other provision of the Agreement:

(i)           Neither PNC nor its affiliates shall be liable for any Loss that constitutes consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood, reasonable or otherwise, of such damages was known by PNC or its affiliates. PNC's maximum cumulative aggregate liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for Loss arising out of the Red Flags Section, the recovery of which is not barred by another provision of this Agreement, shall not exceed $50,000.

(ii)           In the event of a material breach of this Red Flags Section by PNC, the Fund's sole and exclusive termination right shall be to terminate the Red Flags Services by complying with the procedural provisions of Section 13(c).  For clarification: this clause (ii) shall be interpreted to limit only the Fund's termination remedy in the event of a material breach of the Red Flags Section shall not be interpreted to modify or nullify any other remedy available to the Fund under the Agreement.

APPENDIX C

SEC Rule 22c-2 Services

1.  Services and Fees.  In connection with the obligations of the Fund under Rule 22c-2 of the 1940 Act (“Rule 22c-2”), PNC shall provide to the Fund the services set forth in this Schedule C and in Attachment 1 attached to this Schedule C ("22c-2 Services").  The Fund will enter into information sharing agreements ("ISAs") with financial intermediaries (“Financial Intermediaries”) providing for the Financial Intermediaries to respond to instructions from the Fund or PNC to deliver data to PNC pursuant to Rule 22c-2 relating to transactions in the Fund's shares. Such instructions will be provided substantially in the form of Attachment 2 to this Schedule C.  PNC shall not be liable to the Fund, its shareholders or investors or any agents of the Fund, including its investment advisors, for (i) any errors or omissions in any data provided to PNC by a Financial Intermediary, or (ii) compliance by the Fund with SEC Rule 22c-2.  PNC’s sole obligation under this Schedule C shall be to provide the Fund with access, in accordance with Attachment 1 to this Schedule C, to information provided to PNC by Financial Intermediaries pursuant to ISAs.

2. Systems. In providing the 22c-2 Services, PNC may, pursuant to a license or other agreement (“License Agreement”) with one or more unrelated parties (“Third Party Providers”), utilize information, data, technology and systems (“Third Party Systems”) licensed or otherwise provided to PNC by such Third Party Providers. The Fund will not use or disclose any information relating to Third Party Systems.  The Fund's use and access to such Third Party Systems shall be subject to such terms of use, restrictions, limitations and indemnities made applicable by the Third Party Providers to users of the Third Party Systems generally or which are applicable to PNC under the License Agreements.

3. Indemnification.  In addition to the obligations of the Fund provided for in Section __ of the Agreement, the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) arising directly or indirectly from any action or omission to act which PNC takes or fails to take in connection with the provision of 22c-2 Services or arising directly or indirectly from the Fund's use or operation of the Third Party Systems or PNC systems made available for use in connection with the 22c-2 Services or any or the software, firmware, hardware, or network associated therewith which occurs in a manner other than that provided for in the applicable documentation. Notwithstanding the foregoing, neither PNC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PNC's or its affiliates' own intentional misconduct, willful misfeasance, bad faith, negligence or reckless disregard in its or their performance of the 22c-2 Services. This Section 3 shall survive any termination of the Agreement or the 22c-2 Services.

4.  Limitation of Liability.  PNC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment.  PNC shall be liable only for any damages arising out of PNC's failure to perform its duties under this Schedule C to the extent such damages arise out of PNC's intentional misconduct, willful misfeasance, bad faith, negligence or reckless disregard of such duties. Notwithstanding any other provision of this Agreement: (i) in connection with providing the 22c-2 Services, neither PNC nor its affiliates shall not be liable for (A) losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; war; terrorism; fire; flood; sabotage; interruption, loss or malfunction of utilities, computer or communications capabilities; natural catastrophes; or non-performance by a third party, or (B) consequential, exemplary, punitive, special or indirect losses or damages arising in connection with the 22c-2 Services, whether or not the likelihood of such losses or damages was known by PNC or its affiliates or was foreseeable to any extent; and (ii) PNC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages arising out of or related to the 22c-2 Services and regardless of the form of action or legal theory shall not exceed the fees received by PNC for 22c-2 Services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage. This Section 4 shall survive any termination of the Agreement or the 22c-2 Services.

Attachment 1 to Appendix C

Services

•	The PNC 22c-2 system (the “22c-2 System”) is intended to enable the Fund to manage data requests to, and to access and analyze data provided by, Financial Intermediaries as required by SEC Rule 22c-2.

•	Pursuant to the ISAs, Financial Intermediaries may deliver to PNC, in electronic format, information on transactions effected in Fund shares.

•
The Fund may use the 22c-2 System to access data that is provided to PNC by Financial Intermediaries or that is otherwise available to PNC through NSCC for Financial Intermediaries that are NSCC members.  The Fund may also use the 22c-2 System to request data from non-NSCC members.

•
The 22c-2 System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential 22c-2 System failures.

•
PNC will work with the Fund as necessary to develop an implementation program with respect to the 22c-2 Services, with the objective of launching the 22c-2 System on a mutually agreed upon date.  The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC 22c-2 membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the Fund’s SEC registration statement and prospectuses.  Designated representatives of the Fund will have access to the 22c-2 System. The 22c-2 System will be tested and de-bugged as necessary.

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The 22c-2 System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 6-10 weeks.  PNC will provide project oversight and coordination, planning and review. PNC will also assist the Fund in testing the 22c-2 System and training designated Fund representatives in the use of the 22c-2 System.

•	PNC will consider enhancements and improvements upon request, with fees at rates to be negotiated.